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                                                                    EXHIBIT 21.1

                          Subsidiaries of the Company

Timely Transportation, Inc., a Georgia corporation
Truck-Net, Inc., a Georgia corporation
PTG, Inc., a Georgia corporation
Timely North, Inc., a Georgia corporation